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                                  GANTOS, INC.

FOR IMMEDIATE RELEASE                                     CONTACT: 203-462-3704

                      GANTOS, INC. ANNOUNCES EXECUTION OF
          COMMITMENT LETTER WITH FOOTHILL CAPITAL AND PARAGON CAPITAL
                     AND TERMINATION OF HIT OR MISS MERGER

         STAMFORD, CT, November 3, 1998 -- Gantos, Inc. (Nasdaq:GTOS) announced that it has executed a commitment letter to refinance the working capital facilities of Gantos into a $40 million facility with Foothill Capital Corporation and Paragon Capital LLC. The Foothill/Paragon facility is a three year facility and will replace Gantos' current $40 million facility with Fleet Bank. The consummation of the Foothill/Paragon facility is subject to several conditions, including documentation satisfactory to Foothill/Paragon and the absence of a material adverse change in the business of Gantos. Gantos expects, subject to the satisfaction of these conditions, to consummate the refinancing in mid-November.

         Gantos also announced that it has terminated its proposed merger with HOM Holding, Inc., the sole stockholder of Hit or Miss, in accordance with the terms of the merger agreement previously executed in May 1998.

         Arlene Stern, President & Chief Executive Officer of Gantos, stated that "We are pleased that Foothill and Paragon have committed to financing Gantos' operations for the next three years. The new facility contains more favorable borrowing terms for Gantos, which in turn strengthens our financial position and allows Gantos to continue the progress it has made in its turnaround. The new facility will allow us to focus on growing our business, while maintaining our vendor and landlord relationships and service to our customers."

         This news release contains forward-looking statements, which are based on Gantos' expectations and are subject to a number of risks and uncertainties, certain of which are beyond Gantos' control. Actual results could vary materially from expected results due to a variety of factors, including, but not limited to, the Company's ability to consummate the financing transaction with Foothill, the Company's ability to satisfy the terms and conditions of the Foothill facility, the Company's ability to stem recurring losses from operations, the general performance of the economy, specifically as it affects the retail apparel industry, the Company's comparable store sales changes, the Company's ability to obtain merchandise, and other factors applicable to Gantos and its business referred to in the Securities and Exchange Commission filings of Gantos, particularly Gantos' Annual Report on Form 10-K for the year ended January 31, 1998 and Gantos' Quarterly Reports on Form 10-Q for the periods ended May 2, 1998 and August 1, 1998.




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